NEWS RELEASE

The Hartford Announces Second Quarter 2012 Estimate of Catastrophe Losses

Hartford, Conn., July 16, 2012 — The Hartford today announced that it expects to report current accident year catastrophe losses of $280 million to $300 million, before tax ($180 million to $195 million, after tax), in the second quarter of 2012, as compared with $447 million, before tax ($290 million, after tax) in the second quarter of 2011. Second quarter 2012 losses resulted from 13 catastrophe events, including several major hailstorms and the June 28 storms that produced widespread losses in the Ohio River Valley and Mid-Atlantic states.

The company also announced its estimate of property and casualty (P&C) prior accident year loss reserve development, including the results of its annual asbestos and environmental (A&E) reserve studies. Second quarter 2012 financial results are expected to include unfavorable P&C prior accident year loss reserve development of approximately $45 million to $55 million, before tax ($30 million to $35 million, after tax). This includes approximately $50 million, before tax ($33 million after tax), for unfavorable A&E loss reserve development as compared with unfavorable asbestos loss reserve development of $290 million, before tax ($189 million, after tax) in the second quarter of 2011. The second quarter 2012 A&E unfavorable loss reserve development is largely due to higher estimates for certain existing asbestos policyholders.

The Hartford will release its second quarter 2012 financial results on Wednesday, Aug. 1, 2012 at approximately 4:15 p.m. EDT and will host a conference call to discuss its second quarter 2012 financial results on Thursday, Aug. 2, 2012, at 9 a.m. EDT. The conference call will be simultaneously webcast on the investor relations section of the company’s website at http://ir.thehartford.com.

About The Hartford
The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Annual Report for fiscal year 2011 on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Media Contact:	Investor Contact:
Shannon Lapierre 860-547-5624 shannon.lapierre@thehartford.com	Sabra Purtill 860-547-8691 sabra.purtill@thehartford.com